As filed with the Securities and Exchange Commission on March 31, 2006
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CASH TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4558331
(State or other jurisdiction of	(IRS Employer Identification
incorporation or organization)	Number)

1434 West 11th Street
Los Angeles, California 90015
(213) 745-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Robert Bleyhl Consulting Agreement
(Full Title of the Plan)

Bruce Korman
President and Chief Executive Officer
1434 West 11th Street, Los Angeles, California 90015
(213) 745-2000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	500,000 shares(2)	$1.20	$600,000	$64.20

(1)
Since the price of these shares is not known, the proposed maximum offering price per share and maximum aggregate offering price are estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933.

(2)	Represents the maximum number of shares issuable under the Consulting Agreement.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed in this Registration Statement.*

Item 2. Registrant Information and Employee Plan Annual Information.*

Not required to be filed in this Registration Statement.
__________________

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Cash Technologies, Inc. (the “Registrant”) hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 500,000 shares of the Registrant’s common stock for issuance pursuant to the Consulting Agreement, dated March 17, 2006, entered into in connection with the consulting services provided by Robert Bleyhl to Registrant.

Item 3. Incorporation of Documents by Reference

The following documents previously filed by Cash Technologies, Inc. with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(i)	Our Annual Report on Form 10-KSB, as amended, for the fiscal year ended May 31, 2005;

(ii)	Our Form 10-QSB for the quarter ended November 30, 2005;

(iii)	Current Reports on Form 8-K filed on November 4, 2005 and November 9, 2005, respectively, and

(iv)
The description of our common stock contained in our Registration Statement on Form 8-A filed March 31, 2000, including any amendment or report subsequently filed by us for the purpose of updating that description.

All documents that we file with the Securities and Exchange Commission subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The General Corporation Law of Delaware provides generally that a Delaware corporation such as Cash Technologies, Inc. may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

Our By-Laws provide for indemnification of our officers and directors to the greatest extent permitted by Delaware law as described above for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of us, providing such officer’s or director’s acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes our Board of Directors to enter into an indemnification agreement with each officer and director.

In accordance with Delaware law, our Certificate of Incorporation contains provisions eliminating the personal monetary liability of our directors, except for breach of a director’s fiduciary duty of loyalty to us or to our stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, for example, as an officer. As a result of the inclusion of such provisions, neither Cash Technologies, Inc. nor our stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Cash Technologies, Inc. pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

See the Exhibit Index attached hereto which is incorporated by reference herein.

Item 9. Undertakings

Cash Technologies, Inc. hereby undertakes:

A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 29h day of March 2006.

CASH TECHNOLOGIES, INC.

By:	/s/ BRUCE KORMAN
Bruce Korman
Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below substitutes and appoints Bruce Korman as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ BRUCE KORMAN	Chairman, President	March 29, 2006
Bruce Korman	and Chief Executive Officer

/s/ EDMUND KING	Chief Financial Officer,	March 29, 2006
Edmund King	Secretary and Principal Accounting Officer

/s/ RICHARD MILLER	Director	March 29, 2006
Richard Miller

	Director	March __, 2006
Robert Fagenson

/s/ KEVIN WALLS	Director	March 29, 2006
Kevin Walls

/s/ ROBIN RICHARDS	Director	March 29, 2006
Robin Richards

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Robert Bleyhl Consulting Agreement.
5.1	Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.
23.1	Consent of VASQUEZ & Company, LLP, Independent Registered Public Accountant Firm.
23.2	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).
24.1	Power of attorney (contained on the signature page hereto).